Exhibit 99.1
Insperity Announces Second Quarter Results
HOUSTON – August 1, 2024 – Insperity, Inc. (NYSE: NSP), a leading provider of human resources and business performance solutions for America’s best businesses, today reported results for the second quarter ended June 30, 2024. Insperity will be hosting a conference call today at 8:30 a.m. ET to discuss these results and our updated 2024 outlook and will be posting an accompanying presentation to its investor website at http://ir.insperity.com.
•Q2 average number of WSEEs paid within our expected range, down 1% year-over-year
•Q2 gross profit up 16% to $260 million on continued strong pricing and lower benefits costs
•Q2 net income of $18 million; diluted EPS of $0.48
•Q2 adjusted EPS increased 34% to $0.86; adjusted EBITDA increased 29% to $66 million
•Return to shareholders of $81 million during the first six months of 2024 through the repurchase of 384,000 shares at a cost of $37 million and $44 million in cash dividends
Second Quarter Results
The average number of worksite employees (“WSEE”) paid per month decreased 1% from Q2 2023 to 306,958 WSEEs. We continued to experience a significantly lower level of net hiring in the client base in Q2 2024 when compared to Q2 2023. Worksite employees paid from new clients was at a similar level compared to Q2 2023 and client retention remained at 99%. Revenues in Q2 2024 increased 1% to $1.6 billion on a 3% increase in revenue per WSEE, partially offset by the 1% decrease in paid WSEEs.
“We are pleased with our strong financial performance in Q2 and the first half of the year in a challenging economic environment in our target small and medium size business marketplace,” said Paul J. Sarvadi, Insperity chairman and chief executive officer. “We are focused on capitalizing on our market opportunity in the second half of 2024 as we look to reestablish solid growth next year and beyond.”
Gross profit increased 16% over Q2 2023 to $260 million on a 17% increase in gross profit per WSEE per month, partially offset by the 1% decrease in paid WSEEs. This increase resulted primarily from higher average pricing and lower benefits costs, when compared to Q2 2023, a period which included a spike in healthcare costs.
Operating expenses increased 13% over Q2 2023 and included costs associated with the implementation of our Workday strategic partnership, along with continued investment in our long-term growth, and service and technology offerings.
Second quarter’s effective tax rate came in at 28%, above Q2 2023’s rate of 25%.
Reported net income and diluted earnings per share (“EPS”) were $18 million and $0.48, respectively. Adjusted EPS and adjusted EBITDA were $0.86 and $66 million, respectively.
Year-to-Date Results
The average number of WSEEs paid per month decreased 1% from 2023 to 305,431 WSEEs. Revenues increased by 2% to $3.4 billion on the 1% decrease in paid WSEEs and a 3% increase in revenue per WSEE.
Gross profit increased 9% on a 10% increase in gross profit per WSEE per month, primarily due to increased pricing and more favorable results from our benefits costs program.
Operating expenses increased 13% over the 2023 period. This increase included $19 million associated with the implementation of our Workday strategic partnership and ongoing investments in our sales, service and technology areas. Operating expenses have also been impacted by the current inflationary environment, particularly in areas such as corporate salaries and wages, technology costs and travel and training costs.
Reported net income and diluted EPS were $97 million and $2.56, respectively. Adjusted EPS and Adjusted EBITDA were $3.13 and $208 million, respectively.

Cash outlays in the first six months of 2024 included the repurchase of approximately 384,000 shares of our common stock at a cost of $37 million, dividends totaling $44 million, and capital expenditures of $11 million. Adjusted cash at June 30, 2024 totaled $211 million and $280 million remains available under our $650 million credit facility.
“While worksite employee growth has been a challenge in the current small business environment, year-to-date earnings have exceeded our initial budget through effective management of pricing, direct cost and operating expenses,” said Douglas S. Sharp, executive vice president of finance, chief financial officer and treasurer. “Our plan for the remainder of the year addresses the current business environment, and we remain focused on our long-term growth objectives, including our Workday strategic partnership.”
2024 Guidance
The company also announced its updated guidance for 2024, including the third quarter of 2024. Please refer to the accompanying financial tables at the end of this press release for the reconciliation of non-GAAP financial measures to the comparable GAAP financial measures.

	Q3 2024			Full Year 2024

Average WSEEs paid	307,500	—	310,600	307,400	—	310,600
Year-over-year decrease	(2.5)%	—	(1.5)%	(1.5)%	—	(0.5)%

Adjusted EPS	$0.21	—	$0.45	$3.33	—	$3.88
Year-over-year decrease	(86)%	—	(69)%	(40)%	—	(30)%

Adjusted EBITDA (in millions)	$32	—	$45	$261	—	$290
Year-over-year decrease	(66)%	—	(52)%	(26)%	—	(18)%
Definition of Key Metrics
Average WSEEs paid — Determined by calculating the company’s cumulative WSEEs paid during the period divided by the number of months in the period.
Adjusted EPS — Represents diluted net income per share computed in accordance with GAAP, excluding the impact of non-cash stock-based compensation.
Adjusted EBITDA — Represents net income computed in accordance with GAAP, plus interest expense, income taxes, depreciation and amortization expense, amortization of SaaS implementation costs and non-cash stock-based compensation.
Conference Call and Webcast
Insperity will be hosting a conference call today at 8:30 a.m. ET to discuss these results and the guidance discussed in this press release, and answer questions from investment analysts. To listen in, call 888-506-0062 and use conference i.d. number 470125. The call will also be webcast at http://ir.insperity.com. The conference call script will be available at the same website later today. A replay of the conference call will be available at 877-481-4010, conference i.d. number 50892. The webcast will be archived for one year.
About Insperity
Since 1986, Insperity’s mission has been to help businesses succeed so communities prosper. Offering the most comprehensive suite of scalable HR solutions available in the marketplace, Insperity is defined by an unrivaled breadth and depth of services and level of care. Through an optimal blend of premium HR service and technology, Insperity delivers the administrative relief, reduced liabilities and better benefit solutions that businesses need for sustained growth. With 2023 revenues of $6.5 billion and more than 90 offices throughout the U.S., Insperity is currently making a difference in thousands of businesses and communities nationwide. For more information, visit http://www.insperity.com.

Forward-Looking Statements
The statements contained herein that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify such forward-looking statements by the words “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “could,” “goal,” “opportunity,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties. In the normal course of business, in an effort to help keep our stockholders and the public informed about our operations, from time to time, we may issue such forward-looking statements, either orally or in writing. Generally, these statements relate to business plans or strategies, including our strategic partnership with Workday, Inc.; projected or anticipated benefits or other consequences of such plans or strategies; or projections involving anticipated revenues, earnings, average number of worksite employees, benefits and workers’ compensation costs, or other operating results. We base these forward-looking statements on our current expectations, estimates and projections. We caution you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are:
•adverse economic conditions;
•failure to comply with or meet client expectations regarding certain COVID-19 relief programs;
•bank failures or other events affecting financial institutions; labor shortages, increasing competition for highly skilled workers, and evolving employee expectations regarding the workplace;
•impact of inflation;
•vulnerability to regional economic factors because of our geographic market concentration;
•failure to comply with covenants under our credit facility;
•impact of a future outbreak of highly infectious or contagious disease;
•our liability for WSEE payroll, payroll taxes and benefits costs, or other liabilities associated with actions of our client companies or WSEEs, including if our clients fail to pay us;
•increases in health insurance costs and workers’ compensation rates and underlying claims trends, health care reform, financial solvency of workers’ compensation carriers, other insurers or financial institutions, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims;
•an adverse determination regarding our status as the employer of our WSEEs for tax and benefit purposes and an inability to offer alternative benefit plans following such a determination;
•cancellation of client contracts on short notice, or the inability to renew client contracts or attract new clients;
•the ability to secure competitive replacement contracts for health insurance and workers’ compensation insurance at expiration of current contracts;
•regulatory and tax developments and possible adverse application of various federal, state and local regulations;
•failure to manage growth of our operations and the effectiveness of our sales and marketing efforts;
•the impact of the competitive environment and other developments in the human resources services industry, including the PEO industry, on our growth and/or profitability;
•an adverse final judgment or settlement of claims against Insperity;
•disruptions of our information technology systems or failure to enhance our service and technology offerings to address new regulations or client expectations;
•our liability or damage to our reputation relating to disclosure of sensitive or private information as a result of data theft, cyberattacks or security vulnerabilities;
•failure of third-party providers, such as financial institutions, data centers or cloud service providers;
•our ability to fully realize the anticipated benefits of our strategic partnership and plans to develop a joint solution with Workday, Inc.; and
•our ability to integrate or realize expected returns on future product offerings, including through acquisitions, strategic partnerships, and investments.
These factors are discussed in further detail in Insperity’s filings with the U.S. Securities and Exchange Commission. Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.
Any forward-looking statements are made only as of the date hereof and, unless otherwise required by applicable securities laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Insperity, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30, 2024	December 31, 2023
(in millions)

Assets
Cash and cash equivalents	$676	$693
Marketable securities	16	16
Accounts receivable, net	740	694
Other current assets	189	192
Total current assets	1,621	1,595
Long-term assets	474	525
Total assets	$2,095	$2,120

Liabilities and stockholders' equity
Payroll taxes and other payroll deductions payable	$504	$566
Accrued worksite employee payroll cost	627	559
Other current liabilities	252	311
Total current liabilities	1,383	1,436
Long-term debt	369	369
Other long-term liabilities	201	221
Total noncurrent liabilities	570	590
Stockholders’ equity	142	94
Total liabilities and stockholders’ equity	$2,095	$2,120

Insperity, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)	Three Months Ended June 30,			Six Months Ended June 30,
(in millions, except per share amounts)	2024	2023	Change	2024	2023	Change

Operating results:
Revenues(1)	$1,605	$1,585	1%	$3,407	$3,355	2%
Payroll taxes, benefits and workers’ compensation costs	1,345	1,360	(1)%	2,802	2,798	—
Gross profit	260	225	16%	605	557	9%
Salaries, wages and payroll taxes	126	110	15%	266	235	13%
Stock-based compensation	20	15	33%	30	26	15%
Commissions	11	12	(8)%	23	23	—
Advertising	12	17	(29)%	19	23	(17)%
General and administrative expenses	57	44	30%	114	92	24%
Depreciation and amortization	11	11	—	22	21	5%
Total operating expenses	237	209	13%	474	420	13%
Operating income	23	16	44%	131	137	(4)%
Other income (expense):
Interest income	9	7	29%	19	16	19%
Interest expense	(7)	(7)	—	(14)	(13)	8%
Income before income tax expense	25	16	56%	136	140	(3)%
Income tax expense	7	4	75%	39	33	18%
Net income	$18	$12	50%	$97	$107	(9)%

Net income per share of common stock
Basic	$0.48	$0.34	41%	$2.58	$2.82	(9)%
Diluted	$0.48	$0.33	45%	$2.56	$2.78	(8)%
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(1)Revenues are comprised of gross billings less WSEE payroll costs as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2024	2023	2024	2023

Gross billings	$10,361	$10,245	$21,844	$21,696
Less: WSEE payroll cost	8,756	8,660	18,437	18,341
Revenues	$1,605	$1,585	$3,407	$3,355

Insperity, Inc.
KEY FINANCIAL AND STATISTICAL DATA

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	Change	2024	2023	Change

Average WSEEs paid	306,958	311,304	(1)%	305,431	308,998	(1)%

Statistical data (per WSEE per month):
Revenues(1)	$1,743	$1,697	3%	$1,859	$1,809	3%
Gross profit	282	241	17%	330	300	10%
Operating expenses	257	224	15%	259	226	15%
Operating income	25	17	47%	71	74	(4)%
Net income	20	14	43%	53	58	(9)%
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(1)Revenues per WSEE per month are comprised of gross billings per WSEE per month less WSEE payroll costs per WSEE per month follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(per WSEE per month)	2024	2023	2024	2023

Gross billings	$11,251	$10,969	$11,920	$11,702
Less: WSEE payroll cost	9,508	9,272	10,061	9,893
Revenues	$1,743	$1,697	$1,859	$1,809

Insperity, Inc.
Non-GAAP FINANCIAL MEASURES
(Unaudited)

Non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used to their most directly comparable GAAP financial measures as provided in the tables below.

Non-GAAP Measure	Definition	Benefit of Non-GAAP Measure
Non-bonus payroll cost
Non-bonus payroll cost is a non-GAAP financial measure that excludes the impact of bonus payrolls paid to our WSEEs.

Bonus payroll cost varies from period to period, but has no direct impact to our ultimate workers’ compensation costs under the current program.

Our management refers to non-bonus payroll cost in analyzing, reporting and forecasting our workers’ compensation costs.

We include these non-GAAP financial measures because we believe they are useful to investors in allowing for greater transparency related to the costs incurred under our current workers’ compensation program.

Adjusted cash, cash equivalents and marketable securities	Excludes funds associated with: • federal and state income tax withholdings, • employment taxes, • other payroll deductions, and • client prepayments.	We believe that the exclusion of the identified items helps us reflect the fundamentals of our underlying business model and analyze results against our expectations, against prior periods, and to plan for future periods by focusing on our underlying operations. We believe that the adjusted results provide relevant and useful information for investors because they allow investors to view performance in a manner similar to the method used by management and improves their ability to understand and assess our operating performance. Adjusted EBITDA is used by our lenders to assess our leverage and ability to make interest payments.

EBITDA	Represents net income computed in accordance with GAAP, plus: • interest expense, • income tax expense, • depreciation and amortization expense, and • amortization of SaaS implementation costs.

Adjusted EBITDA	Represents EBITDA plus: • non-cash stock-based compensation.

Adjusted net income	Represents net income computed in accordance with GAAP, excluding: • non-cash stock-based compensation.

Adjusted EPS	Represents diluted net income per share computed in accordance with GAAP, excluding: • non-cash stock-based compensation.
Following is a reconciliation of payroll cost (GAAP) to non-bonus payroll costs (non-GAAP):

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions, except per WSEE per month)	2024		2023		2024		2023
		Per WSEE		Per WSEE		Per WSEE		Per WSEE

Payroll cost	$8,756	$9,508	$8,660	$9,272	$18,437	$10,061	$18,341	$9,893
Less: Bonus payroll cost	845	917	814	871	2,707	1,478	2,815	1,519
Non-bonus payroll cost	$7,911	$8,591	$7,846	$8,401	$15,730	$8,583	$15,526	$8,374
% Change period over period	1%	2%	10%	3%	1%	2%	12%	3%

Following is a reconciliation of cash, cash equivalents and marketable securities (GAAP) to adjusted cash, cash equivalents and marketable securities (non-GAAP):

(in millions)	June 30, 2024	December 31, 2023

Cash, cash equivalents and marketable securities	$692	$709
Less:
Amounts payable for withheld federal and state income taxes, employment taxes and other payroll deductions	459	510
Client prepayments	22	28
Adjusted cash, cash equivalents and marketable securities	$211	$171

Following is a reconciliation of net income (GAAP) to EBITDA (non-GAAP) and adjusted EBITDA (non-GAAP):

(in millions, except per WSEE per month)	Three Months Ended June 30,				Six Months Ended June 30,
	2024		2023		2024		2023
		Per WSEE		Per WSEE		Per WSEE		Per WSEE

Net income	$18	$20	$12	$14	$97	$53	$107	$58
Income tax expense	7	7	4	4	39	22	33	19
Interest expense	7	8	7	7	14	8	13	7
Amortization of SaaS implementation costs	3	3	2	1	6	3	3	1
Depreciation and amortization	11	12	11	12	22	12	21	11
EBITDA	46	50	36	38	178	98	177	96
Stock-based compensation	20	22	15	16	30	16	26	14
Adjusted EBITDA	$66	$72	$51	$54	$208	$114	$203	$110
% Change period over period	29%	33%	(32)%	(37)%	2%	4%	5%	(3)%
Following is a reconciliation of net income (GAAP) to adjusted net income (non-GAAP):

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2024	2023	2024	2023

Net income	$18	$12	$97	$107
Non-GAAP adjustments:
Stock-based compensation	20	15	30	26
Tax effect	(5)	(2)	(8)	(5)
Total non-GAAP adjustments, net	15	13	22	21
Adjusted net income	$33	$25	$119	$128
% Change period over period	32%	(45)%	(7)%	5%

Following is a reconciliation of diluted EPS (GAAP) to adjusted EPS (non-GAAP):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Diluted EPS	$0.48	$0.33	$2.56	$2.78
Non-GAAP adjustments:
Stock-based compensation	0.53	0.40	0.80	0.69
Tax effect	(0.15)	(0.09)	(0.23)	(0.17)
Total non-GAAP adjustments, net	0.38	0.31	0.57	0.52
Adjusted EPS	$0.86	$0.64	$3.13	$3.30
% Change period over period	34%	(45)%	(5)%	5%

The following is a reconciliation of GAAP to non-GAAP financial measures for third quarter and full year 2024 guidance:

	Q3 2024	Full Year 2024
(in millions, except per share amounts)	Guidance	Guidance

Net income	$(4) - $5	$83 - $104
Income tax expense	(2) - 2	33 - 41
Interest expense	7	28
SaaS implementation amortization	3	11
Depreciation and amortization	11	45
EBITDA	15 - 28	200 - 229
Stock-based compensation	17	61
Adjusted EBITDA	$32 - $45	$261 - $290

Diluted EPS	$(0.11) - $0.13	$2.18 - $2.73
Non-GAAP adjustments:
Stock-based compensation	0.45	1.61
Tax effect	(0.13)	(0.46)
Total non-GAAP adjustments, net	0.32	1.15
Adjusted EPS	$0.21 - $0.45	$3.33 - $3.88